                   IRREVOCABLE PROXY

        The undersigned hereby revokes any previous proxies and appoints Union Pacific Corporation ("Par-ent"), Drew Lewis and Richard K. Davidson, and each of them, with full power of substitution, as attorney and proxy of the undersigned to attend any and all meetings of shareholders of Southern Pacific Rail Corporation, a Delaware corporation (the "Company") (and any adjourn-ments or postponements thereof), to vote all shares of Common Stock, $.001 par value, of the Company that the undersigned is then entitled to vote, and to represent and otherwise to act for the undersigned in the same manner and with the same effect as if the undersigned were personally present, with respect to all matters specified in Section 3(a) of the Shareholder Agreement
(the "Shareholder Agreement"), dated as of August 3,
1995, by and among Parent, UP Acquisition Corporation, and the undersigned. Capitalized terms used and not defined herein have the respective meanings ascribed to them in, or as prescribed by, the Shareholder Agreement.

        This proxy shall be deemed to be a proxy cou-pled with an interest and is irrevocable during the

Voting Period and has been granted pursuant to Section
3(b) of the Shareholder Agreement.

        The undersigned authorizes such attorney and proxy to substitute any other person to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with the Secretary of the Company.


Dated:   August 8, 1995


                        THE MORGAN STANLEY LEVERAGED
                             EQUITY FUND II, L.P.


                        BY:  MORGAN STANLEY LEVERAGED
                                EQUITY FUND II, INC.


                        By: /s/ Robert Nichaus
                            ------------------
                            Name:  Robert Nichaus
                            Title: Director


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